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EXHIBIT 4.4

                               SERVICES AGREEMENT
                               ------------------

         THIS SERVICES AGREEMENT (the "Agreement") is made as of the 5th day of September, 2003 by and between GENEREX BIOTECHNOLOGY CORPORATION (the "Company"), a Delaware corporation, with offices at 33 Harbour Square, Suite 202, Toronto, Canada M5J 2G2, and GLOBAL ADVISORY SERVICES, LLC (the "Service Provider"), with an address at 7000 Island Blvd., Suite 1609, Aventura, Florida, USA 33160.

The parties hereto agree as follows:

1.       Scope of Services

         The Company engages the Service Provider to provide the services described in Exhibit A (the "Services"). The Service Provider shall be responsible for ensuring that any individual retained by the Service Provider to assist the Service Provider complies fully with the terms and conditions of this Agreement, including all covenants set forth in this Agreement, and for ensuring that the representations set forth are true with respect to any such individual as of the date of this Agreement and during the Term (as defined below). The Service Provider will be responsible and liable for any actions or omissions of such individuals that give rise to a breach of any term or condition of this Agreement. The Services being performed by the Service Provider shall be performed at his offices, at the Company's offices or at such other location as the Service Provider and the Company shall jointly deem appropriate. The Service Provider shall report to the President and Chief Executive Officer of the Company.

2.       Compensation

         In consideration for the Services, and under the terms and conditions of this Services Agreement, the Company will pay the Service Provider the fees specified in Exhibit B to this Agreement.

3.       Expenses

         The Service Provider will bear any costs or expenses that he (or any of his employees or contractors) may incur in connection with performing the Services, except where the Company gives its explicit written consent to reimburse the Service Provider for an expense prior to the Service Provider incurring the expense. The Company will have no responsibility or liability for any such costs or expenses, except as provided in the previous sentence.

4.       Term of Agreement

         (a) The term (the "Term") of this Agreement shall be one (1) year from the date hereof. The Term may be extended by mutual written agreement.

         (b) The obligations set forth in Sections 8 and 9 below will survive any termination of this Agreement.


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5.       Relationship

         The parties affirm that the relationship between the Company and the Service Provider established by this Agreement is that of independent contractors, and not of servant and master or agent and principal. Neither the Service Provider nor any of his employees or contractors will have any authority to act on behalf of the Company and will not hold themselves out as employees, agents, servants or partners of the Company.

6.       Representations and Warranties

         The following representations are true and correct as of the date hereof and will continue to be true and correct during the Term, except as explicitly disclosed to the Company in writing by the Service Provider prior to execution of this agreement:

         (a) None of the Service Provider or his employees, agents and contractors (or any employee, affiliate or agent of such persons) is the subject of any judgment, injunction, order, sentence or other condition or requirement that would bar it or him, or otherwise constrain it or him, from conducting any activities necessary to perform the Services or otherwise contemplated by this Agreement.

         (b) None of the Service Provider or his employees, agents and contractors (or any employee, affiliate or agent of such persons) has ever been charged with or held liable, either criminally or civilly, for any violation of law or regulation relating to securities, commodities or financial improprieties.

         (c) None of the Service Provider or his employees, agents and contractors (or any affiliate or agent of such individual) has ever been sanctioned or suspended or otherwise penalized by the National Association of Securities Dealers or any similar regulatory body for any violation of such body's rules and regulations.

         (d) The Service Provider is duly authorized to execute this Agreement and provide the Services.

7.       Covenants

         The Service Provider makes the following covenants (and agrees that he will be responsible for ensuring compliance with such covenants by any of his employees, agents or contractors who may assist the Service Provider in performing any of the Services):

         (a) The Service Provider will perform the Services in accordance with all applicable laws and regulations. The Service Provider will not undertake any activities in connection with performing the Services that violate any laws or regulations. The Service Provider will not undertake any activities in connection with performing the Services that induce, aid or abet any violation of any laws or regulations. The laws and regulations are intended to include, without limitation, applicable U.S. federal securities laws and regulations, state securities laws and regulations, and Nasdaq rules and regulations.


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         (b) The Service Provider understands the prohibitions under U.S.
federal securities laws and regulations against the misuse or miscommunication of material non-public information about the Company, including without limitation the prohibitions against trading on non-public information about the Company (or aiding and abetting any such violations), and will comply with all such laws and regulations.

         (c) The Service Provider will take no action direct or indirect, nor engage in any conduct, that could cause harm to the Company's public standing or image or that could interfere or detrimentally affect the Company's pursuit of its business interests in any way.

         (d) The Service Provider will not make any payments of any nature (whether in cash, by transfer of securities, or in kind) to any broker or dealer in connection with performing the Services, without first advising the Company of the circumstances under which the payment is proposed to be made and the scope of disclosure that any such broker or dealer intends to make to his employer and to his clients of any such payment. It is understood that no payments may be made unless consented in advance in writing by the Company.

8.       Protection of Proprietary and Confidential Data

         The terms and provisions of the Confidential Disclosure Agreement executed by the Service Provider on September 5, 2003, are incorporated herein by reference.

9.       Indemnity

         If the Company is made a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (collectively, a "proceeding") arising out of or in any way relating to any violation by the Service Provider (or, for the avoidance of doubt, by any of his principals, directors, members, officers, employees, agents, contractors and affiliates) of any of provisions of this Agreement, the Service Provider shall indemnify the Company against all expenses, liability and loss actually and reasonably incurred or suffered by the Company in connection with such proceeding (including, without limitation, legal fees and expenses of the Company).

10.      Waiver

         The failure by any party to object to any action or omission by the other that may constitute a violation of the provisions hereof shall not be deemed to constitute a waiver of such act or omission or any future action or omission.

11.      Entire Agreement

         This Agreement constitutes the entire agreement and understanding of the parties, superseding any and all prior written and prior and contemporaneous oral agreement, understandings and letters of intent, and may not be modified or amended nor may nay right be waived except by a writing which expressly refers tot his Agreement, states that it is a modification, amendment or waiver and is signed by both parties in the case of a modification or amendment or the party to be charged in the case of a waiver. No course of conduct or dealing and not trade custom or usage shall be construed to modify or amend any of the provisions of this Agreement.


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12.      Applicable Law

         This Agreement shall be governed by the laws of the State of Delaware applicable to agreements made and to be performed within such jurisdiction.

13.      Assignment

         Neither this Agreement nor any rights or benefits hereunder may be assigned by the either party (except that the Company may assign to an affiliate or a successor), and any purported assignment of this Agreement or any rights, obligations or benefits hereunder in violation of this Section will be void.

14.      Counterparts

         This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together shall constitute one and the same instrument.

15.      Captions

         The captions of the paragraphs of this Agreement are for convenience of reference only and will not be deemed to constitute a part of this Agreement or to affect the meaning of any provision hereof.

16.      Notices

         Any notice required or permitted hereunder shall be given by personal or hand delivery, or by certified or registered mail or overnight courier service to a party at his/its address set forth in the first paragraph of this Agreement or such other address as a party may specify by notice to the other. Notices shall be considered to have been effectively given (i) in the case of personal or hand delivery, on the date of such delivery, (ii) in the case of certified or registered mail, on the third business day following the day on which the notice was posted, and (iii) in the case of an overnight courier, on the business day following the day on which the notice was sent.

         IN WITNESS WHEREOF, the Company and the Service Provider have executed this Agreement on the day and year first written above.


                        GENEREX BIOTECHNOLOGY CORPORATION


                        By:
                        --------------------------------------------------------

                        SERVICE PROVIDER:

                        GLOBAL ADVISORY SERVICES, LLC

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                                    Exhibit A

Description of Services to be Provided by the Service Provider


The Service Provider will diligently pursue the following services, and review status with the Company on a regular basis:

o Review and analyze the Company's business plan and financial and capital raising strategies, and propose specific improvements to those plans and strategies

o Develop strategies for the Company's growth and standing in the business and financial communities

o        Analyze financial instruments on behalf of the Company.

o        Introduce the Company to financial professionals.

The Service Provider shall not release any report or provide any written communication regarding the Company except in materials which have been approved by the Company. Materials which have been approved by the Company through communications with Service Provider may be released by Service Provider.

The Company and Service Provider will develop reasonable measures of successful performance of these services from time to time.


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                                    Exhibit B

                           Description of Compensation


1. The fees payable to the Service Provider during the term of this Agreement for performance of the Services in accordance with the terms of this Agreement will be as follows:

     a.   US$15,000 for the first month of the Term;

     b. thereafter, US$2,500 per month for each remaining month of the Term; and

     c. an aggregate of 150,000 unrestricted shares of the Company's common stock.